Exhibit 99.1

Burlington Stores, Inc. Announces Second Quarter and First Half Fiscal 2015 Results

•	For the Fiscal 2015 Second Quarter versus the Second Quarter of Fiscal 2014:
o	Comparable store sales increased 5.6% and net sales rose 9.6%
o	Adjusted earnings per diluted share was $0.19 vs. an adjusted loss per share of $(0.01)
o	Adjusted EBITDA increased 30%, or $17.3 million
o	Comparable stores - inventory decreased 7% and turnover improved 13%
•	Company Increases Fiscal Year 2015 Outlook

BURLINGTON, New Jersey; August 27, 2015 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the second quarter and six months ended August 1, 2015.

Tom Kingsbury, President and Chief Executive Officer stated, “We are extremely pleased with our second quarter performance highlighted by a 5.6% increase in comparable store sales on top of last year’s 4.7% increase. Our 100 basis point increase in Adjusted EBITDA rate was driven by both operating expense leveraging and gross margin expansion. We believe we are well positioned for the fall season and remain focused on delivering great value, highly desirable brands, an improved store experience, and fresh product to our customers every day. I would like to thank our store and corporate teams for contributing to these results.”

Mr. Kingsbury continued,” During the quarter we initiated our first share repurchase of 450,000 shares of common stock.  We are excited to be able to simultaneously: reinvest in our stated growth strategies, de-lever based on our increased EBITDA performance, and return capital to our shareholders.”

Fiscal 2015 Second Quarter Operating Results (for the 13 week period ended August 1, 2015 compared with the 13 week period ended August 2, 2014):

o	Comparable store sales increased 5.6%, which follows a comparable store sales increase of 4.7% in the Fiscal 2014 second quarter driven by improved execution of the Company’s off-price business model.
o

Net sales increased 9.6%, or $100.6 million, to $1,144.2 million.  This increase includes the 5.6% increase in comparable store sales, as well as an increase of $46.7 million from new and non-comparable stores.

o

Gross margin expanded by 100 basis points to 39.2% from 38.2% in the second quarter of Fiscal 2014.  This more than offset an approximate 50 basis point increase in product sourcing costs that are included in selling, general and administrative expenses (SG&A).

o

SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 28.4%, which represented a 60 basis point improvement from 29.0% in the second quarter of Fiscal 2014.  This improvement was driven by improved leverage in store payroll and occupancy.

o

Adjusted EBITDA increased 29.8%, or $17.3 million, to $75.4 million. Sales growth, SG&A leverage and gross margin expansion led to a 100 basis point expansion in Adjusted EBITDA as a percentage of net sales.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $1.7 million to $35.8 million.
o

Interest Expense decreased $10.9 million to $14.6 million from last year, driven by interest savings realized as a result of the 2014 term loan refinancing as well as savings related to principal payments made over the last twelve months on the Company`s term loan credit facility.

o

Adjusted tax expense was $10.2 million compared with an adjusted tax benefit of $0.6 million last year.  The adjusted effective tax rate was 40.8% vs. 39.9% last year.  The increase in the effective tax rate was the result of a one-time discrete item recorded during the quarter, offset partially by state credits available to the Company for its new corporate headquarters in Fiscal 2015.

o

Adjusted Net Income was $14.9 million vs. a loss of $(0.9) million last year, or $0.19 per share vs. $(0.01) last year. Fully diluted shares outstanding were 76.5 million at the end of the quarter compared with 74.0 million basic shares outstanding last year.

Fiscal 2015 First Half Operating Results (for the 26 week period ended August 1, 2015 compared with the 26 week period ended August 2, 2014):

o	Comparable store sales increased 3.1% following a 3.6% increase in the first half of Fiscal 2014. This increase was driven by the improved execution of the Company’s off-price model.
o

Net sales increased 7.2%, or $155.4 million, to $2,327.3 million.  This increase includes the 3.1% increase in comparable store sales, as well as an increase of $95.9 million from new and non-comparable stores.

o	Gross margin expanded by 140 basis points to 39.5% from 38.1%. This more than offset an approximate 60 basis point increase in product sourcing costs that are included in SG&A.
o

SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 27.8% vs. 27.9% last year.  The 10 basis point improvement was driven by increased leverage in store payroll and occupancy.

o

Adjusted EBITDA increased 17.6%, or $26.4 million, to $176.8 million. The 70 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth coupled with expense leverage and gross margin expansion.

o	Depreciation and amortization expense, exclusive of net favorable lease amortization, increased $3.2 million to $71.9 million.
o

Interest Expense decreased $22.7 million to $29.4 million from last year, driven by interest savings realized as a result of the 2014 term loan refinancing as well as savings related to principal payments over the last twelve months on the Company`s Holdco Notes (which were redeemed in full in August 2014) and term loan credit facility.

o

Adjusted tax expense was $29.5 million compared with $12.0 million last year.  The adjusted effective tax rate was 39.0% vs. 40.3% last year.  The decrease in the effective tax rate is primarily driven by state credits available to the Company for its new corporate headquarters in Fiscal 2015.

o	Adjusted Net Income was $46.1 million versus $17.7 million last year, or $0.60 per diluted share vs. $0.23 last year. Diluted shares outstanding were 76.5 million vs. 75.6 million shares last year.

Inventory:

o

Merchandise Inventories were $802 million vs. $712 million at the end of the second quarter last year. This includes an increase in pack and hold inventory of $55 million vs. last year. Pack and hold inventory represented 28% of inventory at quarter end versus 22% last year. Comparable store inventory decreased 7% compared with the end of the second quarter last year.

Share Repurchase Activity

o	During the second quarter, the Company spent $25 million in cash to repurchase 450,000 shares of its common stock ending the period with $175 million remaining on its share repurchase authorization.

Fiscal 2015 Q3 and Increased Full Year 2015 Outlook

For the third quarter of Fiscal 2015 (the 13 weeks ending October 31, 2015), the Company expects:

o	Net sales to increase in the range of 6% to 7%;
o	Comparable store sales to increase in the range of 2% to 3%;
o

Adjusted Net Income per share in the range of $0.20 to $0.23, utilizing a fully diluted share count of approximately 76.3 million shares. This compares with an adjusted net income per diluted share of $0.16 in the third quarter of Fiscal 2014; and

o	To open 22 new stores and close 1 existing store resulting in a total store count of 567 at the end of the third quarter.

For the full Fiscal Year 2015 (the 52-weeks ending January 30, 2016), the Company currently expects:

o	Net sales to increase in the range of 6.5% to 7%;
o	Comparable store sales to increase between 2.5% to 3%;
o	Adjusted EBITDA margin expansion of 30 to 40 basis points;
o	Interest expense of approximately $61 million;
o	Tax rate to approximate 39%;
o

Adjusted Net Income per Share in the range of $2.27 to $2.32, utilizing a fully diluted share count of approximately 76.4 million shares.  This compares with an Adjusted Net Income per diluted share of $1.83 in Fiscal 2014;

o	To open 25 net new stores.

Note regarding Non-GAAP financial measures

The foregoing discussion includes references to Adjusted EBITDA, Adjusted Tax Expense (Benefit), Adjusted Net Income (Loss), and Adjusted Earnings (Loss) Per Share.  The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter 2015 Conference Call

The Company will hold a conference call on Thursday, August 27, 2015 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter Fiscal 2015 results.  The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562. The conference ID is 13616201.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.  For those unable to participate in the conference call, a replay will be available beginning at 11:30 am ET, August 27, 2015 until 11:59 pm ET on September 3, 2015.  The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517.  The replay pin number is 13616201. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company's website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands, except share and per share data)

	August 1,	January 31,	August 2,
	2015	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$27,231	$25,349	$29,291
Restricted cash and cash equivalents	27,800	27,800	32,100
Accounts receivable—net of allowance for doubtful accounts	38,979	49,716	43,678
Merchandise inventories	802,341	788,708	711,510
Deferred tax assets	34,446	37,229	14,172
Prepaid and other current assets	106,226	58,681	107,822
Total Current Assets	1,037,023	987,483	938,573
Property and equipment—net of accumulated depreciation and amortization	986,395	970,419	932,566
Tradenames	238,000	238,000	238,000
Favorable leases—net of accumulated amortization	254,250	266,397	279,349
Goodwill	47,064	47,064	47,064
Other assets	110,892	115,206	119,750
Total Assets	$2,673,624	$2,624,569	$2,555,302
LIABILITIES AND STOCKHOLDERS' DEFECIT
Current Liabilities:
Accounts payable	$590,498	$621,682	$564,531
Other current liabilities	278,593	310,268	270,475
Current maturities of long term debt	1,340	1,167	1,250
Total Current Liabilities	870,431	933,117	836,256
Long term debt	1,349,950	1,249,276	1,371,819
Other liabilities	270,575	273,767	258,241
Deferred tax liabilities	223,305	234,360	229,132
Commitments and contingencies
Stockholders’ Deficit:
Preferred stock, $0.0001 par value: authorized: 50,000,000 shares; no shares issued and outstanding at August 1, 2015, January 31, 2015 and August 2, 2014	—	—	—
Common stock, $0.0001 par value: authorized: 500,000,000 shares at August 1, 2015, January 31, 2015 and August 2, 2014;
Issued: 76,491,839 shares at August 1, 2015, 75,925,507 shares at January 31, 2015 and 74,809,682 shares at August 2, 2014
Outstanding: 75,362,744 shares at August 1, 2015, 75,254,682 shares at January 31, 2015 and 74,158,072 shares at August 2, 2014	7	7	7
Additional paid-in-capital	1,385,804	1,370,498	1,354,363
Accumulated deficit	(1,389,860)	(1,426,454)	(1,487,105)
Accumulated other comprehensive loss	(2,541)	(1,744)	—
Treasury stock, at cost	(34,047)	(8,258)	(7,411)
Total Stockholders' Deficit	(40,637)	(65,951)	(140,146)
Total Liabilities and Stockholders' Deficit	$2,673,624	$2,624,569	$2,555,302

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
REVENUES:
Net sales	$1,144,218	$1,043,581	$2,327,276	$2,171,850
Other revenue	7,355	7,545	15,215	15,134
Total Revenue	1,151,573	1,051,126	2,342,491	2,186,984
COSTS AND EXPENSES:
Cost of sales	695,915	645,027	1,408,845	1,343,488
Selling, general and administrative expenses	381,606	350,026	759,285	697,047
Costs related to debt amendments, secondary offerings and other	(12)	917	247	1,341
Stock option modification expense	335	963	795	1,791
Depreciation and amortization	41,746	40,549	83,901	81,757
Impairment charges-long-lived assets	188	829	1,903	848
Other income—net	(1,389)	(1,968)	(2,462)	(3,864)
Loss on extinguishment of debt	—	—	649	3,681
Interest expense (inclusive of gain (loss) on interest rate cap agreements)	14,598	25,546	29,401	52,098
Total Cost and Expenses	1,132,987	1,061,889	2,282,564	2,178,187
Income (Loss) Before Income Tax Expense (Benefit)	18,586	(10,763)	59,927	8,797
Income tax expense (benefit)	7,686	(4,293)	23,332	3,493
Net Income (Loss)	$10,900	$(6,470)	$36,595	$5,304

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 1,	August 2,
	2015	2014
OPERATING ACTIVITIES
Net income	$36,595	$5,304
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	83,901	81,757
Impairment charges—long-lived assets	1,903	848
Amortization of deferred financing costs	1,452	4,384
Accretion of long-term debt instruments	410	1,100
Deferred income tax (benefit)	(7,740)	(14,273)
Non-cash loss on extinguishment of debt—write-off of deferred financing costs and original issue discount	649	2,521
Non-cash stock compensation expense	5,258	3,152
Non-cash rent expense	(12,182)	(10,122)
Deferred rent incentives	16,936	13,807
Excess tax benefit from stock based compensation	(8,386)	(4,023)
Changes in assets and liabilities:
Accounts receivable	1,902	(8,266)
Merchandise inventories	(13,633)	8,541
Prepaid and other current assets	(47,546)	(24,811)
Accounts payable	(31,184)	21,544
Other current liabilities	(30,564)	(32,076)
Other long term assets and long term liabilities	512	1,846
Other	1,011	346
Net Cash (Used in) Provided by Operating Activities	(706)	51,579
INVESTING ACTIVITIES
Cash paid for property and equipment	(81,935)	(94,569)
Proceeds from sale of property and equipment and assets held for sale	136	136
Net Cash Used in Investing Activities	(81,799)	(94,433)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	797,800	275,000
Principal payments on long term debt—ABL Line of Credit	(647,400)	(275,000)
Principal payments on long term debt—Term B-3 Loans	(50,000)	—
Principal payments on long term debt—Term B-2 Loans	—	(3,955)
Principal payments on long term debt—Holdco Notes	—	(58,000)
Proceeds from sale of interest rate cap contracts	1,169	—
Repayment of capital lease obligations	(597)	(486)
Purchase of treasury shares	(25,782)	(3,086)
Proceeds from stock option exercises	1,492	929
Excess tax benefit from stock based compensation	8,386	4,023
Deferred financing costs	(1,090)	(264)
Other	409	—
Net Cash Provided by (Used in) Financing Activities	84,387	(60,839)
Increase (decrease) in cash and cash equivalents	1,882	(103,693)
Cash and cash equivalents at beginning of period	25,349	132,984
Cash and cash equivalents at end of period	$27,231	$29,291
Supplemental Disclosure of Cash Flow Information:
Interest paid	$30,022	$49,528
Income tax payments - net	$54,023	$73,177
Non-Cash Investing Activities:
Accrued purchases of property and equipment	$28,664	$25,082
Acquisition of capital lease	$—	$5,302

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in millions except per share data)

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBITDA and Adjusted Tax Expense (Benefit)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, costs related to debt amendments, secondary offerings and other, depreciation, amortization and impairment, stock option modification expense, advisory fees and other unusual, non-recurring or extraordinary expenses, losses or charges) and Adjusted Tax Expense (Benefit) (income tax expense (benefit) less the tax effect of the reconciling items to get to Adjusted Net Income (footnote (g) in the table below)), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offerings and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees, (vi) stock option modification expense and (vii) other unusual, non-recurring or extraordinary expenses, losses or charges, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted Net Income (Loss) per Share is defined as Adjusted Net Income (Loss) divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBITDA and Adjusted Tax Expense (Benefit) because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBITDA and Adjusted Tax Expense (Benefit) provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, Adjusted EBITDA and Adjusted Tax Expense (Benefit) may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) for the three and six months ended August 1, 2015 compared with the three and six months ended August 2, 2014:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$10,900	$(6,470)	$36,595	$5,304
Net favorable lease amortization (a)	5,992	6,535	12,049	13,106
Costs related to debt amendments, secondary offerings and other (b)	(12)	917	247	1,341
Stock option modification expense (c)	335	963	795	1,791
Loss on extinguishment of debt (d)	—	—	649	3,681
Impairment charges (e)	188	829	1,903	848
Advisory fees (f)	—	60	72	126
Tax effect (g)	(2,546)	(3,711)	(6,161)	(8,462)
Adjusted Net Income (Loss)	$14,857	$(877)	$46,149	$17,735
Fully diluted weighted average shares outstanding (h)	76,511	73,966	76,506	75,585
Adjusted Net Income (Loss) per share	$0.19	$(0.01)	$0.60	$0.23

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Operations.

(b)	Costs are primarily related to our secondary offerings of common stock during Fiscal 2015 and Fiscal 2014.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)

For Fiscal 2015, amounts relate to the April 2015 prepayment on our Term Loan Facility. For Fiscal 2014, amounts relate to the April 2014 partial redemption of our Holdco Notes and excess cash flow payment of our Term Loan Facility.

(e)	Represents impairment charges on long lived assets.
(f)

Amounts represent reimbursement for out-of-pocket expenses that are payable to Bain Capital. Amounts are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Operations.

(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (f).
(h)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.  Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is an Adjusted Net Loss position.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended August 1, 2015 compared with the three and six months ended August 2, 2014:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$10,900	$(6,470)	$36,595	$5,304
Interest expense	14,598	25,546	29,401	52,098
Interest income	(48)	(12)	(62)	(24)
Loss on extinguishment of debt (d)	—	—	649	3,681
Costs related to debt amendments, secondary offerings and other (b)	(12)	917	247	1,341
Stock option modification expense (c)	335	963	795	1,791
Advisory fees (f)	—	60	72	126
Depreciation and amortization	41,746	40,549	83,901	81,757
Impairment charges (e)	188	829	1,903	848
Tax expense (benefit)	7,686	(4,293)	23,332	3,493
Adjusted EBITDA	$75,393	$58,089	$176,833	$150,415

The following table shows the Company’s reconciliation of income tax expense (benefit) to Adjusted Tax Expense (Benefit) for the three and six months ended August 1, 2015 compared with the three and six months ended August 2, 2014:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Reconciliation of income tax expense (benefit) to Adjusted Tax Expense (Benefit):
Income tax expense (benefit)	$7,686	$(4,293)	$23,332	$3,493
Less tax effect of adjustments to net income (loss)	(2,546)	(3,711)	(6,161)	(8,462)
Adjusted Tax Expense (Benefit)	$10,232	$(582)	$29,493	$11,955